EXHIBIT A

SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to the joint filing of a Schedule 13D (including any amendments thereto) with respect to the shares of common stock of Tutor Perini Corporation, and further agree that this Joint Filing Agreement be included as an exhibit thereto, and have duly executed this Joint Filing Agreement as of the date set forth below.  In addition, each party to this Joint Filing Agreement expressly authorizes each other party to this Joint Filing Agreement to file on its behalf any and all amendments to such Schedule 13D.

Each of the parties set forth below agrees that he is responsible for the completeness and accuracy of the information concerning such person contained in the Schedule 13D (including any amendments thereto); but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: March 18, 2010

/s/ Ronald N. Tutor
RONALD N. TUTOR

RONALD N. TUTOR SEPARATE
PROPERTY TRUST

/s/ Ronald N. Tutor
BY:  RONALD N. TUTOR
ITS:  TRUSTEE

RONALD N. TUTOR 2009
DYNASTY TRUST

/s/ John D. Barrett
BY:  JOHN D. BARRETT
ITS:  TRUSTEE